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                                                                   EXHIBIT 11.00

Sterling Vision Retains Banker to Explore Strategic
Alternatives for Its Assets to Support Its Internet Initiative

NEW YORK--(BUSINESS WIRE)--March 30, 2000--Sterling Vision, Inc. (Nasdaq: ISEE - news) today announced that it has retained McDonald Investments Inc. (a KeyCorp corporation), a national investment bank with a specialty in optical industry transactions, to explore alternatives that will provide a more advantageous use of the Company's assets in support its recently announced business-to-business Internet strategy. This strategy, which is currently being implemented through the Company's new division, Emerging Vision, was launched in December 1999 as the first business-to-business, Internet-based portal for the optical industry.

"McDonald Investments is recognized for its successful execution of significant transactions in the optical industry," commented Gregory T. Cook, Emerging Vision's President and Chief Executive Officer. "McDonald's experience in this field will be instrumental in developing a strategic alternative for our assets in order to more effectively allocate our resources to support our business-to-business Internet initiative," stated Mr. Cook.

Emerging Vision, a division of Sterling Vision, Inc., was formed to develop and launch the first business-to-business, Internet-based portal for the optical industry, and will provide comprehensive e-commerce solutions for the buyers and suppliers of business good and services in the optical industry.

All statements contained herein (other than historical facts) are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. Generally, the words "anticipate", "believe", "estimate", "expects", and similar expressions as they relate to the Company and/or its management, are intended to identify forward looking statements.

Contact:

     Sterling Vision
     George Campbell, 214/761-6711
        or
     Wall Street Investor Relations Corp.
     Joseph M. Zappulla, 301/907-4090